Exhibit 99.1
PFG	12500 West Creek Parkway
Richmond, VA 23238
Phone (804) 484-7700
FAX (804) 484-7701
NEWS RELEASE

FOR MORE INFORMATION, CONTACT:	John D. Austin Senior Vice President and Chief Financial Officer (804) 484-7753, or Cheryl R. Moore Director, Corporate Communications (804) 484-6273

PERFORMANCE FOOD GROUP ANNOUNCES ELECTION OF ROBERT C. SLEDD AS CHIEF EXECUTIVE OFFICER

RICHMOND, Va. - (March 5, 2004) - Performance Food Group (Nasdaq/NM:PFGC) announced today that Robert C. Sledd, Chairman of the Company, has been elected Chief Executive Officer. Mr. Sledd, who formerly served as Performance Food Group's Chief Executive Officer from 1987 to 2001, is replacing C. Michael Gray, who announced his resignation as Chief Executive Officer and from the Board of Directors.

Mr. Gray commented, "Performance Food Group has been an integral part of my life for 29 ½ years, and I am going to miss working with our wonderful associates and our management team. I am confident that the company will continue to succeed under Bob's leadership."

Mr. Sledd said, "On behalf of our Company, our Board, our shareholders and our employees, I want to thank Michael Gray for his years of outstanding service to PFG and its predecessors. He has been instrumental in overseeing the growth of our business; under his leadership, the Company grew to more than $5.5 billion in sales last year. I will miss working with Michael, and we all wish him the best."

"I feel fortunate to be surrounded by a strong group of dedicated associates and leadership team as I return to the full-time duties as CEO," Mr. Sledd commented. "I am confident that our strategic direction is sound and that 2004 will result in another year of solid performance."

Performance Food Group markets and distributes more than 64,000 national and private label food and food-related products to approximately 48,000 restaurants, hotels, cafeterias, schools, healthcare facilities and other institutions. For more information on Performance Food Group, visit www.pfgc.com.